EXHIBIT 10.1

10/13/2023
To: Anthony Callini
Offer of Employment

Dear Anthony

Innovid, LLC. (“Innovid” or the "Company") is pleased to extend to you this conditional offer of employment with the Company as Chief Financial Officer (CFO). This letter sets forth information about the position that you are being offered at this time. Should you determine that you are interested in this position and would like to commence employment with the Company, your anticipated start date would be October 16, 2023, or an alternative date mutually agreed to between you and the Company.

Position

As CFO you will work report to Zvika Netter, CEO, or such other person as the Company may designate from time to time. Although you will primarily work remotely from your home office in Massachusetts, you will be required to work in-person from the Company’s New York office from time to time as required by the Company.

The Company’s offer to you is for employment is at-will, which means the Company may change the terms and conditions of your employment as well as terminate your employment at any time, for any or no reason, with or without cause or notice. Although your job duties, title, compensation, and benefits, as well as Company policies and procedures, may change from time to time at the discretion of the Company, the at-will nature of your employment may only be changed in a writing explicitly stating this that is signed by you and the CEO and expressly noted as a contract of employment. Nothing in this letter is intended to create a contract of employment for any specified period of time. Although you may also resign your employment at any time for any reason, should you choose to do so, we would appreciate thirty (30) days advance notice where possible to plan for a transition.

Compensation and Benefits

Should you accept this offer of employment, you will be employed as an exempt employee, receiving a base annual salary of $375,000 The base salary will be paid in semi-monthly installments in accordance with the Company’s normal payroll procedures and will be subject to applicable withholdings and deductions.

As a full-time regular employee of the Company, you will be eligible to participate in all normal and customary employee benefit plans maintained by the Company generally applicable to other similarly situated employees of the Company, including, without limitation, medical and dental benefits, subject to the specific eligibility requirements and other criteria set forth in the Company’s policies and applicable plan documents. The Company may modify or terminate benefits from time to time in the Company’s discretion as it deems necessary or appropriate.

As a full-time regular employee of the Company, you will also be entitled to accrue up to fifteen (15) working days of paid time off (PTO) per year, which shall be accrued ratably during the year and which will be administered according to applicable Company policy. In addition, you will be entitled to ten (10) annual sick days (used for physical and mental health), which also will be administered according to Company policy. Please refer to the handbook policy applicable to the location where you work for more information about eligibility for and terms and conditions relating to PTO and paid sick time benefits. As with all Company-provided benefits, the Company may modify the PTO and sick time policies as it deems necessary or appropriate and in accordance with applicable law.

Discretionary Bonuses

In addition, during your employment you may be eligible to receive discretionary quarterly bonuses, which could be as much as $81,250.00 each quarter (for a total potential bonus payment of $325,000.00 per year). Your eligibility for these bonuses, and the amount of any bonus determined to be paid, will be at the sole discretion of the Company. In determining your eligibility for this bonus and the amount of the bonus, 10% of the Company’s consideration will be based on your achievement of individual goals and benchmarks and 90% of the Company’s consideration will be based on the Company’s achievement of its financial goals, with your individual benchmarks and the Company’s revenue goals each established by the Chief Executive Officer and Board of Directors in their sole and absolute discretion. Your eligibility to receive a bonus and the factors considered in determining the amount of any discretionary bonus may be adjusted, modified, or eliminated by the Company at any time. During the first quarter of your employment, rather than the amount set out above, the maximum bonus amount you could receive will be prorated based on the number of full months you are employed by the Company during that quarter. Any bonus determined to be paid to you will be paid according to Innovid’s regular bonus payment schedule, which is to pay these bonuses by the second payroll following the close of each quarter. Because these bonuses are not intended to be compensation for past work but instead function as an incentive for you to continue to perform at a high level at Innovid in the future, you must be actively employed and have not submitted notice of your intent to resign your employment at the time the bonus is paid to be eligible to receive this discretionary bonus.

Equity Incentive Award

You will be eligible to participate in the Innovid Corp. 2021 Omnibus Incentive Plan (the “Plan”). As soon practicable after your commencement of employment, and subject to customary approvals, you will receive an initial award under the Plan that is expected to consist of:

1. Restricted stock units (“RSUs”) equal to 450,000 Shares (as defined in the Plan) vested as follows:
a.     33.3% on the first anniversary of the grant; and
b.     the remaining 66.7% in 8 equal quarterly installments over the subsequent two years.

2. Stock option ("Stock Option") equal to 600,000 Shares vested as follows:
a.     25% on the first anniversary of the grant; and
b.     the remaining 75% in 12 equal quarterly installments over the subsequent three years.

In each case, vesting is subject to your continued employment with Innovid and subject to the terms of the Plan and any award agreements entered into in connection with such proposed grants.

Severance Plan

Subject to board approval, you will also be eligible to participate in the Innovid Executive Severance Plan and Executive Change in Control Severance Plan (collectively, the “Severance Plans”), which provides for severance payments and benefits to eligible employees in the event your employment is involuntarily terminated by the Company without cause or in the case of a Qualifying Termination following a Change in Control within the period specified in the applicable severance plan following a Change in Control (as all terms as defined in the applicable severance plan). Please refer to the Severance Plans for the full and complete terms and conditions of these plans and related to the receipt of severance payments and benefits. The Severance Plans are subject to modification by the Company at any time in accordance with the terms thereof.

Contingencies

This offer is contingent upon you signing and returning this letter and upon your ability to demonstrate your eligibility to work in the United States, by completing and returning the Form I-9 on your start date. This may be demonstrated through any document listed on the Form that you will receive on your first day of work, which documentation must be provided within three days of your start date.

As an employee of the Company, you will be expected to abide by all Company rules, policies and procedures. This offer of employment is also conditioned upon your execution of, and compliance with, the Company’s Confidentiality, Non-Solicitation, Non-Competition and Proprietary Rights Agreement which requires, among other provisions, the assignment of patent rights to any invention made during your employment at the Company and non-disclosure of confidential and/or proprietary information.

The Company may conduct background investigations and/or reference checks on all potential employees. This conditional offer of employment, therefore, is also contingent upon a clearance of such a background investigation, if any.

Last, by accepting this conditional offer of employment, you represent that you are not subject to any agreements or other restrictions that could conflict with or otherwise impede your ability to fully perform the duties of the position being offered to you. The Company’s willingness to hire you is based upon its understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Should you have a restrictive covenant with a prior employer that has not previously been shared with us, this offer is contingent upon our review of that document. Please forward a copy of any such document to me. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting, or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company.

Upon termination of employment for any reason, you will be expected to return all Company property that may be in your possession or control. This includes returning to the Company all documents related to the Company’s business, all keys, equipment, records, or other Innovid property.

The terms and conditions of employment set forth in this letter including the “at will” employment arrangement described above set forth the terms of your employment with the Company that are being offered to you at this time and supersedes any prior written or oral communication with you regarding these terms.

Please review this letter carefully. If you wish to accept employment with the Company under the terms set out above, please sign and date this letter and the Confidentiality, Non-Solicitation, Non-Competition and Proprietary Rights Agreement and Signing Bonus Agreement, both to follow, within 1 business day. This conditional offer of employment may be withdrawn at any time, and will automatically expire if not signed and returned by you within the timeframe indicated unless the Company agrees in writing to provide you with additional time to consider the offer.

Sincerely,

_/s/ Zvika Netter_____________
Zvika Netter CEO

By signing and dating this letter below, I, Anthony Callini indicate that I have received and read this letter and am interested in working for Innovid as set forth, above. I understand that this is the complete offer of employment being made to me at this time.

Signature: _/s/ Anthony Callini ____________________

Date: _October 13, 2023_______________________________